EXHIBIT 99.1

Contacts:

Dov A. Goldstein, M.D.	E. Blair Schoeb
Vicuron Pharmaceuticals Inc.	WeissComm Partners
610-205-2312	760-365-1857
dgoldstein@vicuron.com	blair@weisscommpartners.com

VICURON PHARMACEUTICALS FILES NEW DRUG APPLICATION (NDA) FOR

ANIDULAFUNGIN FOR TREATMENT OF INVASIVE CANDIDIASIS/CANDIDEMIA

KING OF PRUSSIA, PA, August 18, 2005 – Vicuron Pharmaceuticals Inc. (NASDAQ: MICU; Nuovo Mercato: MICU) announced today it filed a New Drug Application (NDA) with the U.S. Food and Drug Administration for anidulafungin for the treatment of invasive candidiasis/candidemia, the most common hospital-acquired fungal infection. The NDA includes clinical data from a previously announced Phase 3 trial demonstrating superiority of anidulafungin versus fluconazole in invasive candidiasis/candidemia.

“We are pleased to have filed this NDA in the third quarter as planned,” said George F. Horner, III, Vicuron’s President and Chief Executive Officer.

About Anidulafungin

Anidulafungin is a product candidate made through chemical modification of a naturally occurring molecule. In vitro studies have demonstrated that anidulafungin combines both the potency and killing effects of the polyene class (e.g., amphotericin B) without the resistance problems found with the azole class (e.g., fluconazole). Anidulafungin is a broad-spectrum agent, and has been demonstrated to be highly potent in vitro against the fungi responsible for several serious fungal infections. Preclinical studies have shown that five-minute exposure to anidulafungin in vitro kills more than 99 percent of Candida, including fluconazole-resistant strains. Anidulafungin has not shown cross-resistance with azoles or amphotericin, and in the laboratory it has proven very difficult to develop resistance to anidulafungin.

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has three NDAs submitted to the U.S. Food and Drug Administration for its two lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron applies a disciplined, integrated approach to anti-infective discovery for next-generation compounds in both hospital-based and community-acquired infections. The company recently announced that it was being acquired by Pfizer at a price of $29.10 per share in cash, for an aggregate equity purchase price of approximately $1.9 billion. Completion of this transaction is subject to regulatory approval, Vicuron shareholder’s approval and other customary closing conditions.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license Vicuron’s product candidates on terms acceptable to it or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.